EXHIBIT 99.1

STEINWAY MUSICAL INSTRUMENTS, INC.

For Immediate Release:

Steinway Repurchases Common Stock

WALTHAM, MA – February 4, 2004 – Steinway Musical Instruments Inc. (NYSE:LVB), one of the world’s leading manufacturers of musical instruments, announced today that it has purchased 1,271,450 shares of its Ordinary Common Stock representing 14% of its outstanding shares.  As payment for the shares, Steinway issued $29 million in principal amount of its 8.75% Senior Notes due 2011 under its existing indenture.  The notes were issued at 106.3% of the principal amount.

Dana Messina, CEO of Steinway Musical Instruments, commented on the transaction, “We are pleased to report that we have completed a major repurchase of our common stock.  We believe it is a significant display of confidence in the value of our business and its future prospects.  Since we were fortunate to complete this transaction in a highly favorable interest rate environment, we do not expect the additional debt to have a significant impact on our operations or financial flexibility.  The transaction, which should be accretive to earnings in 2004, was completed with one of Steinway’s institutional shareholders.”

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer subsidiaries, is one of the world’s leading manufacturers of musical instruments.  Its notable products include Selmer Paris saxophones, Bach Stradivarius trumpets, C.G. Conn French horns, King trombones, Ludwig snare drums and Steinway & Sons pianos.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events.  The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release.  These risk factors include the following: changes in general economic conditions; recent geopolitical events; increased competition; work stoppages and slowdowns; exchange rate fluctuations; variations in the mix of products sold; market acceptance of new band instrument product and distribution strategies; ability of suppliers to meet demand; and fluctuations in effective tax rates resulting from shifts in sources of income.   Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:	Steinway Musical Instruments, Inc.

Julie Theriault

Phone: (781) 894-9770

ir@steinwaymusical.com